CYTOCOM, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of April 1, 2014, by and between Cytocom, Inc., a Delaware corporation ("EMPLOYER") and wholly owned subsidiary of TNI Biotech, Inc. ("TNI"), and Dr. Graham Burton ("EXECUTIVE"), residing at 4005 Indian River Drive, Vero Beach, Florida 32963 ("EXECUTIVE'S RESIDENCE").

WITNESSETH:

WHEREAS, EMPLOYER and EXECUTIVE desire to enter into this Agreement for the employment of EXECUTIVE by EMPLOYER, effective April 1, 2014 (the "Effective Date");

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, EMPLOYER and EXECUTIVE hereby agree, as follows:

1. **Employment.**As of the Effective Date, EMPLOYER hereby employs EXECUTIVE on an at-will basis as President and Chief Executive Officer of EMPLOYER, with the duties and responsibilities set forth in Section 4 hereof.

2. **Term.** The term of this Agreement shall commence as of the Effective Date and shall terminate as provided in Section 8 hereof.

3. **Work Location.** EXECUTIVE's principal place of employment shall be in the United States and within sixty (60) miles of EXECUTIVE'S RESIDENCE (the "Employment Territory").

4. **Duties and Responsibilities.**

   a) EXECUTIVE shall serve full time as President and Chief Executive Officer of EMPLOYER, and shall have the duties and privileges customarily associated with an executive occupying such roles, and shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company. The Company shall provide Executive with such reasonable amenities (e.g., office furnishings and staff) as are necessary for the performance of his duties hereunder.

   b) Subject to the prior written approval of EMPLOYER, which approval EMPLOYER agrees shall not unreasonably be withheld, EXECUTIVE may serve as a member of the board of directors of one other company or charitable organization that is not a competitor of EMPLOYER, provided that EXECUTIVE's time commitments to any such charitable organization or other entity do not materially impact on EXECUTIVE's abilities to perform his duties hereunder.

5. **Compensation.**

   a) For 2014, EMPLOYER shall pay EXECUTIVE a base salary of $420,000 on an annualized basis (as in effect from time to time, the "Base Salary"), payable in accordance with EMPLOYER's payroll procedures, subject to customary withholding of

applicable taxes (see Section 14); provided, however, beginning in fiscal year 2015, the Base Salary shall be increased annually by at least that amount that reflects the rate of change in the Consumer Price Index for Urban Consumers (CPI-U, U.S. City Average, All Items) issued by the United States Department of Labor, Bureau of Labor Statistics, for the preceding twelve months. Without in any way limiting the previous sentence, the Base Salary shall be reviewed annually by the Company's board of directors (the "Board") or a committee delegated by the Board to review such matters (the "Compensation Committee"), and in light of such review may be increased (but not decreased), taking into account any change in EXECUTIVE's responsibilities, EXECUTIVE's performance and any other factors the Board or Compensation Committee deems relevant. For purposes of this Agreement only, unless the context requires otherwise, all references to the Board or Compensation Committee shall not include Executive.

b) In addition to the Base Salary, each year, EXECUTIVE shall be eligible to receive an annual cash bonus with a target of 60% of EXECUTIVE's Base Salary in accordance with criteria to be determined by Board or Compensation Committee, which bonus, if any, shall be paid no later than March 15th of the following calendar year, provided EXECUTIVE is actively employed by EMPLOYER at December 31 of the applicable bonus year. For 2014, EXECUTIVE shall be eligible to receive 60% of his Base Salary as a bonus (pro-rated based on actual days employed by the Company in 2014), payable on or before March 15, 2015 provided that Executive remains employed through December 31, 2014 and the performance criteria for 2014, as determined by the Board or Compensation Committee, in its sole discretion, has been achieved. The Board shall establish the 2014 performance criteria, in consultation with Executive, within thirty (30) days of the Effective Date.

6. **Equity Awards.**

Within thirty (30) days following the Effective Date, the Board or Compensation Committee shall meet and grant Executive a stock option award equal to 5% of the authorized shares available under the Company's 2014 Equity Incentive Plan. Such options shall (i) have an exercise price equal to the fair market value of the common stock on the date of grant as determined by the Board or Compensation Committee, and (ii) shall vest 1/3rd on the first anniversary of the date of grant and 1/36th per month on the first day of each of the twenty-four months following the first anniversary of the date of grant. Beginning on January 1, 2015, and for each calendar year thereafter, EXECUTIVE shall be eligible to receive an annual stock option grant as determined by the Board or Compensation Committee.

7. **Benefits.** EXECUTIVE shall be eligible to receive the following benefits:

a) Medical. EXECUTIVE shall be eligible to participate in any medical insurance sponsored by the EMPLOYER as in effect from time to time. Any dependents of EXECUTIVE may be covered under such medical insurance; however, any additional premiums associated therewith shall be at EXECUTIVE's expense.

b) Expenses. No later than thirty (30) days after the end of each calendar month, EXECUTIVE shall provide EMPLOYER with (i) an invoice for reimbursable expenses incurred during such month, and (ii) reasonably detailed back-up documentation relating to the amounts so invoiced (each such invoice and accompanying back-up documentation, collectively, an "Invoice"). Payment of each such Invoice shall be made

to EXECUTIVE no later than the end of the month in which EMPLOYER receives an Invoice, subject to any delays attributable to good faith disputes between the parties regarding any particular Invoice. EMPLOYER shall have no obligation to reimburse EXECUTIVE for any expenses incurred unless such expenses have been approved in advance and in writing by EMPLOYER.

c) 401(k) Contribution. EMPLOYER shall match 50% of any contribution EXECUTIVE makes to EMPLOYER's 401(k) retirement plan up to a maximum of 3% of EXECUTIVE's Base Salary for any fiscal year.

d) Paid Time Off. EXECUTIVE shall be entitled to twenty (20) days of paid time off per year, none of which may be carried over from year-to-year. EXECUTIVE shall not be entitled to a cash payment for any unused paid time off days.

e) Make-Whole Payments. Following the Effective Date, to the extent EXECUTIVE is (i) subject to any self-employment tax in relation to the services EXECUTIVE is to provide hereunder, (ii) not able to participate in EMPLOYER's 401(k) retirement plan, or (iii) not covered under any medical insurance plan or program and, as a result of (i), (ii) or (iii) hereof, EXECUTIVE incurs such self-employment tax or any costs associated with participating in a retirement savings or medical insurance plan, EMPLOYER shall pay EXECUTIVE such additional amount as is necessary to ensure that EXECUTIVE's annual net cash compensation, taking into consideration such additional amount, any amounts incurred by EXECUTIVE as a result of (i), (ii) or (iii) hereof and the total tax effect thereof, equals that as contemplated in Section 5(a) hereof, provided such payment complies with any legal requirements applicable to such retirement savings or medical insurance plan.

f) Other Benefits. During the term of this Agreement, EXECUTIVE shall be eligible to participate in all fringe benefits and equity incentive plans, if any, as may be in effect from time to time that are generally available to EMPLOYER's salaried executive officers located in the United States and such other fringe benefits and equity incentive plans as the Board or Compensation Committee may approve with respect to EXECUTIVE, subject in all instances to the eligibility requirements thereof.

8. **Termination of Employment.**EXECUTIVE's employment hereunder may be terminated under the following circumstances:

a) Death. EXECUTIVE's employment hereunder shall automatically terminate upon his death.

b) Total Disability.EMPLOYER may terminate EXECUTIVE's employment hereunder upon EXECUTIVE becoming "Totally Disabled." For purposes of this Agreement, EXECUTIVE shall be deemed "Totally Disabled" if he is physically or mentally incapacitated as to render him incapable of performing his usual and customary duties hereunder. EXECUTIVE's receipt of Social Security disability benefits shall be deemed conclusive evidence of total disability for purposes of this Agreement.

(ii) In the absence of EXECUTIVE's receipt of Social Security disability benefits, the Board may, in its reasonable discretion (based upon medical evidence), determine that EXECUTIVE is Totally Disabled. The inability of EXECUTIVE

to return to work and fulfill his duties and responsibilities, after reasonable accommodation, within six (6) months following an illness shall constitute cause for termination of EXECUTIVE's employment hereunder. EMPLOYER shall provide written notice to EXECUTIVE of any action to terminate his employment hereunder. In the event of a dispute as to whether EXECUTIVE is Totally Disabled, EMPLOYER may, at its expense, refer EXECUTIVE to a licensed practicing physician selected by EMPLOYER and reasonably approved by EXECUTIVE for an examination and testing; EXECUTIVE agrees to submit to such examination and tests as the physician deems appropriate. The determination of the physician as to EXECUTIVE's Total Disability shall be final and binding on EMPLOYER and EXECUTIVE.

c) Termination by EMPLOYER for Cause.

(i) EMPLOYER may terminate EXECUTIVE's employment for Cause at any time in accordance with the procedure herein set forth. For purposes of this Agreement, the term "Cause", with respect to EXECUTIVE, shall mean any of the following: (i) commission by EXECUTIVE of a felony or of any criminal act (not including traffic misdemeanors) involving moral turpitude which results in a conviction; (ii) deliberate and continual refusal to perform satisfactorily in all material respects employment duties not inconsistent with this Agreement and reasonably requested by EMPLOYER which refusal is not cured within thirty (30) days of EXECUTIVE's receipt of written notice of such failure, specifying that the failure constitutes Cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement; (iv) willful misconduct or negligence having a material adverse effect on EMPLOYER's business; or (v) a material breach of this Agreement, EMPLOYER's code of conduct, EMPLOYER's code of ethics or EMPLOYER's insider trading policy not cured within thirty (30) days of receipt by EXECUTIVE of written notice of such breach.

(ii) EXECUTIVE shall be considered to have been terminated for "Cause" if EMPLOYER determines EXECUTIVE engaged in an act constituting "Cause," regardless of whether EXECUTIVE voluntarily terminates his employment or is terminated involuntarily.

d) Termination by EXECUTIVE for Good Reason. EXECUTIVE may terminate his employment hereunder at any time for Good Reason in accordance with the procedure herein set forth. For purposes of this Agreement, the term "Good Reason" shall mean any of the following (i) the material breach by EMPLOYER of any of its obligations under this Agreement; (ii) a material change of EXECUTIVE's primary work location to a location outside of the Employment Territory; (iii) a material reduction in EXECUTIVE's Base Salary; or (iv) a material diminution in EXECUTIVE's authority, duties or responsibilities contemplated by Section 4 hereof (including status, offices, titles and reporting requirements).

EXECUTIVE must provide the EMPLOYER with written notice of the existence of a condition listed in this Section 8(d) within ninety (90) days of EXECUTIVE's knowledge of such condition. The EMPLOYER shall have thirty (30) days following the receipt of such notice to remedy the condition. If such condition is remedied to EXECUTIVE'S

reasonable satisfaction within such thirty (30) day period, such condition shall not constitute a Good Reason.

e) Voluntary Termination.

EMPLOYER may terminate EXECUTIVE's employment under this Agreement other than for Cause or under circumstances not involving the death or Total Disability of EXECUTIVE, on the one hand, and EXECUTIVE may terminate EXECUTIVE's employment under this Agreement other than for Good Reason, on the other hand, in each case at any time for any reason or no reason.

f) Notice of Termination. Any termination by EMPLOYER or EXECUTIVE under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate EXECUTIVE's employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of EXECUTIVE's employment under the provision so indicated, to the degree applicable.

9. **Compensation Following Separation from Service.**

a) Under all circumstances (except as specifically set forth below), upon a separation from service, EXECUTIVE or his estate, as the case may be, shall be entitled to:

(i) Any accrued but unpaid Base Salary and benefits up to and including the effective date of the separation from service, or, in the case of EXECUTIVE's death, accrued to the last day of the month in which the death occurs;

(ii) Exercise his vested options to purchase shares of common stock of EMPLOYER in accordance with the terms hereof, except in the case of EXECUTIVE's death or Total Disability, in which case EXECUTIVE or his estate, as applicable, shall have the right to exercise all vested options to purchase shares of common stock of EMPLOYER, at a minimum, during the one-year period from the date of death or Total Disability; and except in the case of EXECUTIVE's termination for cause pursuant to Section 8(c), in which case EXECUTIVE's vested and unvested options shall terminate immediately; and

(iii) Any payment owed or due EXECUTIVE, but not yet paid, pursuant to the annual cash bonus described in Section 5(b) hereof.

b) In the event of EXECUTIVE's separation from service for Good Reason pursuant to Section 8(d) or by EMPLOYER other than for Cause pursuant to Section 8(c), not within 24 months of a Change of Control, then in any such event, EXECUTIVE shall also be entitled:

(i) A lump sum amount equal to the aggregate of (A) EXECUTIVE's Base Salary in effect at the time of such separation from service, (B) the greater of the average of the Bonuses received in the last 3 years of employment or the targeted Bonus for the year in which EXECUTIVE's separation from service occurs and (C) the prorated targeted Bonus as accrued in the course of the year of EXECUTIVE's

separation from service as accrued in the course of the year of termination, paid within thirty (30) days after the date of EXECUTIVE's separation from service;

(ii) Payment of any benefits for which EXECUTIVE may be eligible pursuant to Section 7 hereof for a period of one year from the date of termination; and

(iii) Full vesting of any of EXECUTIVE's unvested options to purchase shares of common stock of EMPLOYER and immediate exercisability thereof for a period of 90 days after EXECUTIVE's separation from service. The prior sentence shall supersede all language to the contrary in any option agreement EXECUTIVE may have received.

c) In the event a Change of Control occurs and EXECUTIVE has a separation from service for Good Reason pursuant to Section 8(d), or by EMPLOYER other than for Cause pursuant to Section 8(e), within 24 months of the Change of Control, then in any such event, EXECUTIVE shall also be entitled:

(i) A lump sum amount equal to the aggregate of (A) 2.5 times EXECUTIVE's Base Salary in effect at such time of separation from service, (B) 2.5 times the greater of the average of the Bonuses received in the last 3 years of employment or the targeted Bonus for the year in which EXECUTIVE's separation from service occurs and (C) the prorated targeted Bonus as accrued in the course of the year of EXECUTIVE's separation from service as accrued in the course of the year of EXECUTIVE's separation from service paid within thirty (30) days after the date of EXECUTIVE's separation from service;

(ii) Payment of any benefits for which EXECUTIVE may be eligible pursuant to Section 7 hereof for a period of 24 months from the date of termination;

(iii) Full vesting of any of EXECUTIVE's unvested options to purchase shares of common stock of EMPLOYER and immediate exercisability thereof for a period of 90 days after the date of separation from service (this sentence shall supersede all language to the contrary in any option agreement EXECUTIVE may have received);

(iv) If EXECUTIVE becomes entitled to severance pay under this Section 9(c), or benefits under any other agreement with or plan of EMPLOYER (in the aggregate, the "Total Payments"), and if all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), EMPLOYER shall pay an additional amount (the "Gross-Up Payment") such that the net amount retained by EXECUTIVE after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 9(c) (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by EMPLOYER to the appropriate taxing agency; provided, however, that EXECUTIVE's Total Payments result in EXECUTIVE receiving total "parachute payments," within the meaning of Section 280G(b)(2) of the Code, which equal at least one hundred ten percent (110%) of the amount EXECUTIVE would be entitled to receive without becoming subject to the Excise Tax under the Code ("Maximum Amount"). If EXECUTIVE's Total

Payments would result in less than one hundred ten percent (110%) of the Maximum Amount, EXECUTIVE's Total Payments shall be capped at the Maximum Amount that may be paid without incurring Excise Tax. If the Total Payments become subject to the cap described above, the amount due to EXECUTIVE under Section 9(c)(i) shall be reduced initially; thereafter, the Board or Compensation Committee shall determine how the Total Payments subject to the cap shall be paid.

(A) In determining the potential impact of the Excise Tax, EMPLOYER may rely on any advice it deems appropriate, including, but not limited to, the counsel of its independent auditors. All calculations for purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax will be made in accordance with applicable rules and regulations under Section 280G of the Code in effect at the relevant time. For purposes of determining the amount of the Gross-Up Payment, EXECUTIVE shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of EXECUTIVE's residence on a separation from service, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(B) If the Internal Revenue Service adjusts the computation of EMPLOYER so that the Executive did not receive the greatest net benefit, EMPLOYER shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as reasonably determined by the Board or Compensation Committee.

(C) If, after the receipt by the Executive of an amount advanced by EMPLOYER pursuant to this Article 9, the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to EMPLOYER's complying with the requirements of this Section 9(c)) promptly pay to EMPLOYER the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(v) Reimbursement of any legal expenses incurred in the course of enforcing amounts due under this Section 9(c).

10. **Change of Control**

Change of Control shall mean:

a) The consummation of a merger or consolidation of EMPLOYER with or into another entity or any other corporate reorganization, other than as a result of the corporate spinoff from TNI, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of EMPLOYER immediately prior to such merger, consolidation or other reorganization;

b) The date a majority of members of the Board immediately following the corporate spinoff from TNI is replaced during any 12-month period with directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (the "Incumbent Board"); provided, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

c) The sale, transfer or other disposition of all or substantially all of EMPLOYER's assets; or

d) Excluding the corporate spinoff from TNI or the first financing transaction closed by Employer following such spinoff, any transaction as a result of which any person, or more than one person acting as a group becomes the beneficiary, owner and/or "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, (or has, during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, become the beneficiary, owner and/or "beneficial owner," directly or indirectly) of securities of EMPLOYER representing at least 30% of the total voting power represented by EMPLOYER's then outstanding voting securities. For purposes of this Section 10(d), the term "person" shall indicate any person and/or entity except for:

   (i) A trustee or other fiduciary holding securities under an EXECUTIVE benefit plan of EMPLOYER or a subsidiary of EMPLOYER; and

   (ii) EMPLOYER.

11. **Non-Disclosure.**

a) From and after the date hereof, EXECUTIVE will not, except as may otherwise be required by law or as may be necessary in the performance of this Agreement, directly or indirectly, disclose or make available, or use or cause to be used in any manner, any Confidential Information (as defined below). EXECUTIVE agrees that, upon termination of this Agreement or at any other time upon request by EMPLOYER, all Confidential Information in EXECUTIVE's possession that is in written or other tangible form, including electronic format (together with all copies or duplicates thereof), shall forthwith be returned to EMPLOYER; provided, however, that EXECUTIVE shall not be obligated to treat as confidential, or return to EMPLOYER copies of, any Confidential Information that (i) was publicly known at the time of the disclosure to EXECUTIVE; (ii) became publicly known or available thereafter other than by means in violation of this Agreement or any other binding confidentiality restriction with or for the benefit of EMPLOYER; or

(iii) is disclosed to EXECUTIVE by a third party, provided such third party is not bound by a confidentiality agreement with or for the benefit of EMPLOYER.

b) "Confidential Information" shall mean all information and materials relating to EMPLOYER, whether in written, oral, visual, electronic or other form and which are designated as confidential or which, under the circumstances taken as a whole, reasonably would be understood to be confidential, including, but not limited to, the following: (i) discoveries, inventions, unpublished works, research or manufacturing methods, formulae and data; (ii) the specifications, composition, requirements, designs, programming and performance characteristics for instruments, software or other products and services; (iii) business, technical and economic information, product pricing and sales information, marketing plans and forecasts, the existence or terms of this Agreement or agreements between the parties and other parties, commercialization and research and marketing methods or strategies; (iv) yet to be filed or pending patent or trademark applications; and (v) other trade secrets and know-how. Confidential Information shall also include all notes, reports, analyses, forecasts, compilations, studies, interpretations or other documents and materials prepared by EXECUTIVE to the extent the same contain or reflect EMPLOYER's Confidential Information.

12. **Non-Solicitation.**

Beginning on EXECUTIVE's date of hire and continuing for a period of twelve (12) months following the termination of this Agreement and EXECUTIVE's employment hereunder for any reason or no reason, EXECUTIVE agrees that he shall not, directly or indirectly, hire or solicit for hire (a) any current EXECUTIVE or independent contractor of EMPLOYER, or (b) any person or entity that was an EXECUTIVE or independent contractor of EMPLOYER during the six (6) months prior to the termination of this Agreement and EXECUTIVE's employment hereunder, in each case whether as an EXECUTIVE or independent contractor, or otherwise disrupt such person's or entity's relationship with EMPLOYER. In addition, during such period, EXECUTIVE shall not induce or seek to induce any customer or business partner of EMPLOYER to cease dealing with EMPLOYER or to restrict or vary the terms upon which it deals with EMPLOYER.

13. **Non-Competition.**

Beginning on EXECUTIVE's date of hire and continuing for a period of twelve (12) months following the termination of this Agreement and EXECUTIVE's employment hereunder for any reason or no reason, EXECUTIVE agrees that he shall not engage in, operate in whatsoever manner - either directly or indirectly as a principal or agent, owner, EXECUTIVE, partner, shareholder or independent contractor - or acquire any interest, either proprietary or economic-financial, in companies which engage in, the Company's business.

14. **Withholding of Taxes/Section 409A.**All payments or benefits under this Agreement are subject to any applicable employment or income tax withholdings or deductions. In addition, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder ("Section 409A"). Notwithstanding anything to the contrary herein, EMPLOYER does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation

under the Internal Revenue Code of 1986, as amended, or any federal, state, local or foreign tax laws and regulations. Any reference in this Agreement to termination of employment shall mean "separation from service" within the meaning of Treas. Reg. § 1.409A-1(h). Notwithstanding anything in this Agreement to the contrary, in the event EXECUTIVE is considered a "specified employee" within the meaning of Treas. Reg. § 1.409A-1(i), any amount or benefit that would constitute non-exempt deferred compensation (and would be payable by reason of EXECUTIVE'S separation from service during a period in which EXECUTIVE is a specified employee) will be accumulated and paid no earlier than the first day of the seventh month following EXECUTIVE'S separation from service (or if earlier upon EXECUTIVE'S death), if and to the extent such delay is required under Section 409A. If EXECUTIVE is entitled to be paid or reimbursed for any taxable expenses under this Agreement, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. If compensation is paid in installments, such as by salary continuation, each installment payment shall be considered a separate payment within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii).

15. **Entire Agreement and Amendments.**This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement, shall be accomplished in writing and signed by the respective parties.

16. **Notices.**Except as otherwise expressly specified herein, all notices, requests and other communications required or permitted hereunder shall be in writing and shall be sent by an internationally recognized overnight courier service, by facsimile transmission or by e-mail.

To EMPLOYER:

Cytocom, Inc.
Attention: Gary Gemignani
E-mail: ggemignani@cytocom.com

With a copy to (except for Invoices):

Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10177
Attention: Adam D. So, Esq.
Christopher M. Locke, Esq.
Facsimile Number: 212-878-8600
E-mail: aso@ebglaw.com
clocke@ebglaw.com

To EXECUTIVE:

At the address for EXECUTIVE set forth above
Email: grahamhburton@icloud.com

Any party may designate a different notice address, contact person, facsimile number or e-mail address with respect to such party by providing a notice describing such changes to the other party hereto in accordance with the provisions of this Section 16. Any notice sent by internationally recognized overnight mail courier service shall be deemed to be delivered to the address shown on the mailing receipt on the expected date of delivery upon proper evidence of mailing for purposes of this Section 16. Any notice sent by facsimile transmission or by e-mail shall be deemed delivered as of the open of business on the business day following the date on which sent provided that within 48 hours such notice is also sent by an internationally-recognized overnight mail courier service to the appropriate address specified above. As used in this Section 16, "business day" means any day other than a day on which banking institutions in the State of New York are legally closed for business.

17. **Governing Law; Jurisdiction.**This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of Florida, without giving effect to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts located in the State of Florida with respect to all claims and disputes between or among the parties hereto with respect to the subject matter hereof.

18. **Arbitration.**

Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, EXECUTIVE acknowledges that in the event of any violation of Section 10, Section 11

or Section 12 hereof, EMPLOYER shall be entitled to obtain from any court in the State of Florida, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association and take place in Vero Beach, Florida. Each party shall bear its own fees, costs and disbursements in such proceeding unless the arbitrator awards fees pursuant to a statute authorizing the award of such fees. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

In the event that the subject of the arbitration is that EMPLOYER has terminated EXECUTIVE and claims that such termination was for Cause, EXECUTIVE disputes such claim, and the arbitrator rules in favor of EXECUTIVE, then such termination shall be deemed to be a voluntary termination by EMPLOYER pursuant to Section 8(e) and EXECUTIVE shall be entitled to the compensation set forth in Section 9.

19. **Severability.**

If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

20. **Counterparts.**

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

21. **Assignment.**

The rights and benefits of EXECUTIVE under this Agreement, other than accrued and unpaid amounts due under Section 5 hereof, are personal to EXECUTIVE and are not assignable. This Agreement may not be assigned by EMPLOYER except to an affiliate of EMPLOYER, provided that such affiliate assumes EMPLOYER's obligations under this Agreement; provided, further, that if EMPLOYER merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, EMPLOYER may assign its rights hereunder to that business entity without the consent of EXECUTIVE provided that it causes such business entity to assume EMPLOYER's obligations under this Agreement.

22. **Waiver.**

No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

CYTOCOM, INC.

By: ______________________________

~~Gary Gemignani~~ CHRISTOPHER PEARCE

~~Chief Financial~~ Officer DIRECTOR

____

Graham Burton

AGREED AND ACKNOWLEDGED:

TNI BIOTECH, INC.

By: ______________________________

Noreen Griffin

President